STANDBY EQUITY PURCHASE AGREEMENT

THIS AGREEMENT dated as of the 21st day of September, 2009 (this “Agreement”) between YA GLOBAL MASTER SPV LTD., a Cayman Islands exempt limited company (the “Investor”), and CEDAR SHOPPING CENTERS, INC., a corporation organized and existing under the laws of the State of Maryland (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”) in an amount not to exceed the Commitment Amount (as defined herein); and

WHEREAS, the offer and sale of the shares of Common Stock issuable hereunder have been registered by the Company on a Registration Statement on Form S-3 (File No. 333-155411) filed with the United States Securities and Exchange Commission (the “SEC”), which has been declared effective by the SEC under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

NOW, THEREFORE, the parties hereto agree as follows:

Article I

Certain Definitions

Section 1.01    “Advance” shall mean the portion of the Commitment Amount requested by the Company in an Advance Notice that does not relate to a Big Advance.

Section 1.02    “Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the dollar amount that the Company desires to sell to the Investor pursuant to an Advance or a Big Advance.

Section 1.03    “Advance Pricing Date” shall mean (a) the Trading Day the Investor receives any Advance Notices with respect to any Advance Notices received by the Investor prior to 9:30 am (New York City time), and (b) the Trading Day immediately succeeding the Trading Day the Investor receives an Advance Notice with respect to any Advance Notice received by the Investor on or after 9:30 am (New York City time).

Section 1.04    “Advance Settlement Date” shall mean the Trading Day after the relevant Advance Pricing Date.

Section 1.05    “Allotted Amount” shall mean 1/20th of the Big Advance Amount (as reduced if necessary pursuant to Section 2.01(d) or Section 2.01(e)) or such other amount as the parties may mutually agree; provided, however that the sum of all Allotted Amounts with respect to any Big Advance must equal the Big Advance Amount for such Big Advance.

Section 1.06    “Base Prospectus” shall mean the Company’s prospectus accompanying the Registration Statement.

Section 1.07    “Big Advance” shall mean a portion of the Commitment Amount greater than the Daily Maximum Advance Amount requested by the Company in an Advance Notice.

Section 1.08    “Big Advance Amount” shall mean up to $5,000,000 per Big Advance or such other amount as (i) may be agreed upon by the mutual consent of the parties or (ii) may be reduced by the Investor in accordance with Section 2.03(c)(iii) hereof.

Section 1.09    “Big Advance Commission” shall mean an amount equal to 1.25% of the Big Advance (reduced, if necessary, pursuant to Section 2.01(d) or Section 2.01(e)).

Section 1.10    “Big Advance Pricing Period” shall mean the 20 consecutive Trading Days commencing on the Trading Day following the Big Advance Share Reserve Creation Date.

Section 1.11    “Big Advance Purchase Price” shall mean the price per share obtained by multiplying the Market Price by 97.25%.

Section 1.12    “Big Advance Repayment Date” shall mean the date, which shall be no later than the fourth Trading Day after the Big Advance Repayment Notice Date, on which (i) if the Company has elected an Up Front Big Advance Funding Date, the Company pays the Repayment Amount to the Investor or (ii) if the Company has elected a Delayed Big Advance Funding Date, the Investor pays to the Company the Net Advance Amount less the Repayment Amount, in each case in accordance with Section 2.03(d).

Section 1.13    “Big Advance Repayment Notice Date” shall have the meaning given thereto in Section 2.03(d).

Section 1.14    “Big Advance Reserve Confirmation” shall mean a written notice in the form of Exhibit B attached hereto to the Investor executed by an officer of the Company and confirming that the Big Advance Share Reserve has been created.

Section 1.15    “Big Advance Sale” shall mean an offer to sell, contract to sell, sale, grant of any option to sell or other disposal of any shares of Common Stock (other than Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for shares of Common Stock, warrants or any rights to purchase or acquire shares of Common Stock by the Company during the period (the “Big Advance Sale Period”) beginning on the 5th Trading Day immediately prior to the date on which any Advance Notice relating to a Big Advance is delivered by the Company hereunder and ending on the earlier of the last day of the Big Advance Pricing Period or the Big Advance Repayment Date, other than (i) the issuance, grant or sale of Common Stock, options to purchase Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock plan or arrangement adopted by the Company, (ii) the issuance in connection with an acquisition, merger, joint venture, or sale or purchase of assets which when aggregated with all such other issuances in the Big Advance Sale Period is less than 5% of the Company’s then outstanding Common Stock or (iii) any Common Stock issuable upon the redemption of outstanding units in Cedar Shopping Centers Partnership, L.P.

Section 1.16    “Big Advance Settlement Date” shall mean each of the 20 consecutive Trading Days commencing on the second Trading Day following the Big Advance Share Reserve Creation Date.

Section 1.17    “Big Advance Settlement Document” shall have the meaning set forth in Section 2.03(c)(i).

Section 1.18    “Big Advance Share Reserve Creation Date” shall mean the fourth Trading Day after the Advance Pricing Date.

Section 1.19    “Big Advance Share Reserve” shall mean with respect to each Big Advance the number of shares of Common Stock determined by dividing 150% (or such greater amount selected by the Investor in accordance with Section 2.03(c)(iii) hereof) of the Big Advance Amount by the average VWAP of the Common Stock over the 5 Trading Days prior to the Big Advance Share Reserve Creation Date.

Section 1.20	“Board” shall mean the Company’s Board of Directors.

Section 1.21    “Commission” shall mean an amount equal to .75% of the Advance (reduced, if necessary, pursuant to Section 2.01(d) or Section 2.01(e)).

Section 1.22    “Commitment Amount” shall mean $30,000,000 subject to adjustment in accordance with Section 2.05; provided that, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase shares of Common Stock under this Agreement to the extent that after giving effect to such purchase and sale the aggregate number of shares of Common Stock issued under this Agreement would exceed 9,016,869 shares of Common Stock (which is less than 20% of the 45,084,354 outstanding shares of Common Stock as of September 16, 2009) except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for the Common Stock for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Investor.

Section 1.23    “Commitment Increase Date” shall have the meaning set forth in Section 2.05.

Section 1.24    “Commitment Period” shall mean the period commencing on the Effective Date, and expiring upon the termination of this Agreement in accordance with Section 10.02.

Section 1.25    “Common Stock” shall have the meaning set forth in the recitals of this Agreement.

Section 1.26    “Company Periodic Report Date” shall have the meaning set forth in Section 6.13.

Section 1.27    “Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

Section 1.28	“Consolidation Event” shall have the meaning set forth in Section 6.06.

Section 1.29    “Daily Maximum Advance Amount” for each Advance Pricing Date, the lesser of (i) $1,000,000 or (ii) 20% of the average of the Daily Value Traded for each of the 10 Trading Days immediately preceding the relevant Advance Pricing Date.

Section 1.30    “Daily Share Allocation” shall have the meaning set forth in Section 2.03(c)(i).

Section 1.31    “Daily Value Traded” shall mean the product obtained by multiplying the daily trading volume for such day by the VWAP for such day.

Section 1.32    “Damages” shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorney’s fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.33    “Delayed Big Advance Funding Date” shall have the meaning set forth in Section 2.01(a).

Section 1.34	“Effective Date” shall mean the date hereof.

Section 1.35    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.36	“Initial Disclosure” shall have the meaning set forth in Section 6.11.
Section 1.37	“Losses” shall have the meaning set forth in Section 5.04.

Section 1.38    “Market Price” shall mean with respect to an Advance, the VWAP of the Common Stock on the Advance Pricing Date and with respect to a Big Advance, the VWAP of the Common Stock on each Trading Day during the Big Advance Pricing Period.

Section 1.39    “Material Adverse Change” means a material adverse change to the business, properties, operations or financial condition of the Company and its subsidiaries taken as a whole.

Section 1.40    “Material Adverse Effect” shall mean any condition, circumstance, or situation that could reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

Section 1.41    “Net Advance Amount” shall mean the amount of an Advance or Big Advance (in each case as reduced, if necessary, pursuant to Section 2.01(d) or Section 2.01(e)) less the Commission or Big Advance Commission, as applicable.

Section 1.42    “Ownership Limitation” shall have the meaning set forth in Section 2.01(b).

Section 1.43    “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.44	“Placement Agent” shall mean Raymond James & Associates.
Section 1.45	“Principal Market” shall mean the New York Stock Exchange.

Section 1.46    “Prospectus” shall mean the Base Prospectus, as supplemented by any Prospectus Supplement.

Section 1.47    “Prospectus Supplement” shall mean any prospectus supplement to the Base Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, the Prospectus Supplement required pursuant to Section 6.04 hereof.

Section 1.48    “Purchase Price” shall mean the price per share obtained by multiplying the Market Price by 98.25%.

Section 1.49    “Registration Limitation” shall have the meaning set forth in Section 2.01(b).

Section 1.50    “Registration Statement” shall mean the Company’s shelf-registration statement filed by the Company with the SEC under the Securities Act on Form S-3 (Registration Number 333-1555411), with respect to Common Stock, preferred shares, depositary shares, warrants, stock purchase contracts and units to be offered and sold by the Company, as such Registration Statement may be amended and supplemented from time to time and including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act.

Section 1.51    “Registration Statement Amendment Date” shall have the meaning set forth in Section 6.13.

Section 1.52    “Repayment Amount” shall mean a portion of the Big Advance Amount equal to the difference between (i) the Big Advance Amount and (ii) the sum of the Allotted Amounts for each Big Advance Settlement Date prior to the Big Advance Repayment Notice Date.

Section 1.53	“SEC” shall have the meaning set forth in the recitals of this Agreement.
Section 1.54	“SEC Documents” shall have the meaning set forth in Section 4.03.

Section 1.55    “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.56    “Settlement Document” shall have the meaning set forth in Section 2.02(a).

Section 1.57    “Shares” shall mean the shares of Common Stock, if any, issued hereunder pursuant to Advances.

Section 1.58    “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.59    “Up Front Big Advance Funding Date” shall have the meaning set forth in Section 2.01(a).

Section 1.60    “VWAP” shall mean for any date, the daily volume-weighted average price of the Common Stock for such date on the Principal Market as reported by Bloomberg, LP (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

Article II

Advances

Section 2.01    Advances; Mechanics. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein, the Company, at its sole and exclusive option, may, from time to time, issue and sell to the Investor, and the Investor shall purchase from the Company, shares of Common Stock on the following terms:

(a)

Advance Notices (for Advances including Big Advances). At any time during the Commitment Period (other than subsequent to the delivery by the Company of an Advance Notice with respect to a Big Advance and prior to the 20th Big Advance Settlement Date with respect to such Big Advance), subject to the conditions set forth in Section 7.01 with respect to an Advance that is not a Big Advance and Section 7.01 and Section 7.02 with respect to a Big Advance, the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, a form of which is attached hereto as Exhibit A. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A. Among other things, the Advance Notice with respect to a Big Advance must indicate whether the Company desires to receive the Net Advance Amount on the fourth Trading Day after the Advance Pricing Date (the “Up Front Big Advance Funding Date”) or the last Big Advance Settlement Date with respect to such Big Advance (the “Delayed Big Advance Funding Date”).

(b)

Advance Limitations. With respect to each Advance that is not a Big Advance (i) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than the Daily Maximum Advance Amount, (ii) the aggregate amount of all Advances and Big Advances pursuant to this Agreement shall not exceed the Commitment Amount, (iii) in no event shall the number of shares of Common Stock issuable to the Investor pursuant to an Advance cause the aggregate number of shares of Common Stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its affiliates to exceed 4.99% of the then outstanding Common Stock (the “Ownership Limitation”) and (iv) under no circumstances shall the aggregate offering price or number of Shares, as the case may be, exceed the aggregate offering price or number of Shares, as the case may be, available for issuance under the Registration Statement (the “Registration Limitation”). Notwithstanding any other provision in this Agreement, the Company acknowledges and agrees that upon receipt of an Advance Notice, the Investor may sell shares that it is unconditionally obligated to purchase under such Advance Notice prior to taking possession of such shares.

(c)

Big Advance Limitations. With respect to each Big Advance (i) the amount for each Big Advance as designated by the Company in the applicable Advance Notice shall not be more than the Big Advance Amount, (ii) the aggregate amount of all Advances and Big Advances pursuant to this Agreement shall not exceed the Commitment Amount, (iii) in no event shall the number of shares of Common Stock issuable to the Investor pursuant to a Big Advance exceed the Ownership Limitation and (iv) under no circumstances shall the aggregate offering price or number of Shares, as the case may be, exceed the Registration Limitation. Notwithstanding any other provision in this Agreement, the Company acknowledges and agrees that upon receipt of an Advance Notice, the Investor may sell shares that it is unconditionally obligated to purchase under such Advance Notice prior to taking possession of such shares.

(d)

Ownership Limitation. In connection with each Advance Notice delivered by the Company, any portion of an Advance or a Big Advance that would cause the Investor to exceed the Ownership Limitation shall automatically be withdrawn.

(e)

Registration Limitation. In connection with each Advance Notice, any portion of an Advance or a Big Advance that would cause the aggregate offering price or number of Shares, as the case may be, to exceed the Registration Limitation shall automatically be withdrawn. At the Company’s request from time to time, the Investor shall report to the Company the total amount of Shares offered and sold pursuant to this Agreement and the portion of the total Commitment Amount remaining.

Section 2.02    Advance Settlements. The settlement of each Advance that is not a Big Advance shall take place on the Advance Settlement Date in accordance with the following procedures:

(a)

By 10:00 am on the Advance Settlement Date, the Investor shall deliver to the Company a written document (each a “Settlement Document”) setting forth (i) the amount of the Advance, (ii) the amount of the Advance as reduced, if necessary, pursuant to Section 2.01(d) or Section 2.01(e), (iii) the Net Advance Amount, (iv) the Market Price for such Advance, (v) the Purchase Price for such Advance and (vi) the number of Shares to be purchased by the Investor pursuant to the Advance (which shall equal the amount of the Advance divided by the Purchase Price and taking into account any adjustments pursuant to Section 2.01(d) or Section 2.01(e)). The Settlement Document shall be in the form attached hereto as Exhibit C.

(b)

On each Advance Settlement Date the Company will, or will cause its transfer agent to, electronically transfer the Shares being issued and sold pursuant to the Advance by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System or by such other means of delivery as may be mutually agreed upon by the parties hereto (which in all cases shall be freely tradeable, registered shares in good deliverable form) against payment of the Net Advance Amount in same day funds to an account designated by the Company.

(c)

On each Advance Settlement Date, upon receipt of the Shares related to such Advance, the Investor will pay the Commission (on behalf of the Company) to the Placement Agent in same day funds to an account designated by the Placement Agent.

Section 2.03    Big Advance Settlements. The settlement of each Big Advance shall take place in accordance with the following procedures:

(a)

Big Advance Share Reserve. By 9:00 am on the Big Advance Share Reserve Creation Date, provided that the Investor has not notified the Company of a Material Adverse Change in accordance with Section 7.02, the Company will establish the Big Advance Share Reserve and deliver the Big Advance Reserve Confirmation to the Investor.

(b)	Big Advance Funding.
(i)

If the Company has elected an Up Front Big Advance Funding Date, upon receipt of the Big Advance Reserve Confirmation the Investor will pay the Net Advance Amount in same day funds to an account designated by the Company and the Big Advance Commission (on behalf of the Company) to the Placement Agent in same day funds to an account designated by the Placement Agent.

(ii)

If the Company has elected a Delayed Big Advance Funding Date, on the Delayed Big Advance Funding Date (or earlier in accordance with Section 2.03(d) hereof) the Investor will pay the Net Advance Amount in same day funds to an account designated by the Company and the Big Advance Commission (on behalf of the Company) to the Placement Agent in same day funds to an account designated by the Placement Agent.

(c)	Big Advance Share Settlements.
(i)

By 10:00 am on each of the Big Advance Settlement Dates, the Investor shall deliver to the Company a written document (each a “Big Advance Settlement Document”) setting forth (i) the Allotted Amount, (ii) the Market Price for the Trading Day prior to such Big Advance Settlement Date, (iii) the Big Advance Purchase Price and (iv) the number of Shares to be purchased by the Investor on such Big Advance Settlement Date (which shall equal the Allotted Amount divided by the Big Advance Purchase Price) (the “Daily Share Allocation”). The Big Advance Settlement Document shall be in the form attached hereto as Exhibit D.

(ii)

Upon receipt of each Big Advance Settlement Document the Company will, or will cause its transfer agent to, electronically transfer from the Big Advance Share Reserve the number of Shares equal to the Daily Share Allocation by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System or by such other means of delivery as may be mutually agreed upon by the parties hereto (which in all cases shall be freely tradeable, registered shares in good deliverable form).

(iii)

If for any reason the Big Advance Share Reserve is less than the sum of the Daily Share Allocations for each Big Advance Settlement Date related to a specific Big Advance, the Company is under no obligation to issue any additional Shares to the Investor; provided, however, that with respect to future Big Advances, the Investor will in its sole discretion have the right to (i) reduce the Big Advance Amount for future Big Advances and/or (ii) require an increased Big Advance Share Reserve for future Big Advances.

(iv)

If for any reason the Company is unable to issue to the Investor the number of Shares equal to the Daily Share Allocation for a Big Advance Settlement Date and provided that the issuance of such Shares would not cause the sum of the Daily Share Allocations for each Big Advance Settlement Date related to a specific Big Advance to cause the Big Advance Share Reserve to be exceeded, at the Investor’s request, (1) the Company will, if the Company has requested an Up Front Big Advance Funding Date pay to the Investor in immediately available funds a portion of the Big Advance Amount equal to Allotted Amount for such Big Advance Settlement Date plus interest accruing from the Big Advance Funding Date at the rate of 12% per annum or (2) if the Company has requested a Delayed Big Advance Funding Date, the Net Advance Amount due to the Investor on the Delayed Big Advance Funding Date will be reduced by an amount equal to the Allotted Amount for such Big Advance Settlement Date.

(d)

Big Advance Early Cash Repayment. At any time during the Big Advance Pricing Period, (x) the Company may notify the Investor in writing of its intent to “repay” in immediately available funds the Repayment Amount or (y) the Investor, following a Big Advance Sale, may notify the Company that it is required to “repay” in immediately available funds the Repayment Amount (the date on which a notice is received pursuant to (x) or (y) is the “Big Advance  Repayment Notice Date”). If the Company has elected an Up Front Big Advance Funding Date, on the Big Advance Repayment Date, the Company shall pay to the Investor the Repayment Amount plus interest accruing from the Up Front Big Advance Funding Date through the Big Advance Repayment Date at the rate of 12% per annum in same day funds to an account designated by the Investor. If the Company has elected a Delayed Big Advance Funding Date, on the fourth Trading Day following the Big Advance Repayment Notice Date, the Investor will pay to the Company the Net Advance Amount less the Repayment Amount in same day funds to an account designated by the Company and the Big Advance Commission to the Placement Agent in same day funds to an account designated by the Placement Agent.

Section 2.04    Hardship. If the Company defaults in its obligations to deliver the Shares (which in all cases shall be freely tradeable, registered shares in good deliverable form) on the Advance Settlement Date or any Big Advance Settlement Date the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 5.01 hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage would occur in the event of any such default. It is accordingly agreed that Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce, without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.05    Increase in Commitment Amount. At any time prior to March 21, 2010 (the “Commitment Increase Date”) the Company may notify the Investor in writing that it wishes to increase the Commitment Amount to $45,000,000 effective upon the Commitment Increase Date and the Commitment Amount shall automatically be deemed increased.

Article III

Representations, Warranties, and Covenants of Investor

Investor hereby represents and warrants to, and covenants and agrees with, the Company that the following are true and correct as of the date hereof and will remain true and correct throughout the Commitment Period:

Section 3.01    Organization and Authorization. The Investor is duly organized and validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to purchase, hold and sell the Shares. The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings or actions on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02    Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.

Section 3.03    No Legal Advice From the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.04    Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act).

Section 3.05    Short Position. Neither the Investor nor any affiliate of the Investor has an open short position in the Common Stock of the Company.

Section 3.06    Trading Activities. The Investor agrees that it shall not, and that it will cause its affiliates not to (a) engage in any short sales with respect to the Common Stock or (b) beneficially own or purchase during the Commitment Period any shares of Common Stock except for Common Stock purchased in connection with this Agreement; provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor has the right to sell the Shares to be purchased by the Investor pursuant to such Advance Notice prior to taking possession of such Shares.

Section 3.07    Standstill Agreement. The Investor agrees that for a period of one year from the expiration of the Commitment Period, it will not, provided the Company has delivered to the Investor all Shares and/or cash relating to prior Advances (including any Big Advances) and unless (x) specifically consented to in advance in writing by the Board or (y) required in order to fulfill its obligations to purchase and sell the Shares as set forth in Article II of this Agreement, directly or indirectly, in any manner:

(a)

make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules promulgated pursuant to Section 14 of the Exchange Act), whether subject to or exempt from the proxy rules, or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any equity securities of the Company;

(b)	form, join or in any way intentionally participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting equity securities of the Company;
(c)

acquire, offer to acquire or agree to acquire, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the Company or any of its subsidiaries or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its subsidiaries, in each case except for such assets as are then being offered for sale by the Company or any of its subsidiaries or otherwise are not material to the operations of the Company or any of its subsidiaries, either individually or in the aggregate;

(d)

otherwise act, along or in concert with others, to seek to propose to the Company, any of its subsidiaries or any of their respective shareholders any merger, business combination, restructuring, recapitalization or other transaction involving the Company or any of its subsidiaries or otherwise seek, alone or in concert with others, to control, change or influence the management, the Board or the policies of the Company or any of its subsidiaries or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company or any of its subsidiaries; or

(e)	publicly announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under this Section 3.07.

Article IV

Representations and Warranties of the Company

Except as stated below, on the disclosure schedules attached hereto or in the SEC Documents (as defined herein), the Company hereby represents and warrants to the Investor that the following are true and correct as of the date hereof:

Section 4.01	Registration Statement and Prospectus.
(a)

The Company meets the requirements for use of Form S-3 under the Securities Act for the offering of the Shares, including but not limited to the transactions requirements for an offering made by the issuer set forth in Instruction I.B.1 to Form S-3.

(b)

The Registration Statement, including the Base Prospectus contained therein, was prepared by the Company in conformity with the requirements of the Securities Act and all applicable U.S. federal securities laws rules and regulations. Any amendment or supplement to the Registration Statement or Prospectus required by this Agreement will be so prepared and filed by the Company and, as applicable, the Company will use its reasonable best efforts to cause it to become effective as soon as reasonably practicable. No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or, to the knowledge of the Company, threatened by the SEC. Any reference herein to the Registration Statement, the Prospectus, or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated (or deemed to be incorporated) by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the SEC deemed to be incorporated by reference therein.

(c)

The Company has not distributed and, prior to the completion of the distribution of the Shares, shall not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Base Prospectus as supplemented by any Prospectus Supplement or such other materials, if any, permitted by the Securities Act.

Section 4.02    No Misstatement or Omission. Each part of the Registration Statement, when such part became or becomes effective, and the Prospectus, on the date of filing thereof with the SEC and at each Advance Pricing Date, Advance Settlement Date, Big Advance Settlement Date and Big Advance Repayment Date, conformed or will conform in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder; each part of the Registration Statement, when such part became or becomes effective, did not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, on the date of filing thereof with the SEC and at each Advance Pricing Date, Advance Settlement Date, Big Advance Settlement Date and Big Advance Repayment Date did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that the foregoing shall not apply to statements or omissions in any such document made in reliance on information furnished in writing to the Company by the Investor expressly stating that such information is intended for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto.

Section 4.03    SEC Documents; Financial Statements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act (all of the foregoing filed within the two years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). The Company is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.04    Organization and Qualification. The Company is duly incorporated and validly existing and in good standing under the laws of the state of Maryland and has all requisite corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.05    Authorization, Enforcement, Compliance with Other Instruments. (a) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, (b) the execution and delivery of this Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Board and no further consent or authorization is required by the Company, its Board or its stockholders, (c) this Agreement and any related agreements have been duly executed and delivered by the Company, (d) this Agreement and assuming the execution and delivery thereof and acceptance by the Investor and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 4.06    Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 12,500,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), of which on July 31, 2009, 45,064,243 shares of Common Stock and 3,550,000 shares of Preferred Stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. The Common Stock is currently quoted on the New York Stock Exchange under the trading symbol “CDR”. Except as disclosed in the SEC Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in the SEC Documents, as of the date hereof, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein. The Company has furnished to the Investor true and correct copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”).

Section 4.07    No Conflict. The execution, delivery and performance of this Agreement by the Company (including, without limitation, the issuance of Shares or the payment of cash in settlement of a Big Advance) and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected and which would cause a Material Adverse Effect. Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance, regulation of any governmental entity. Except as specifically contemplated by this Agreement, as required under the Securities Act and any applicable state securities laws and as required by the rules of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof, except as such consent, authorization or order has been obtained prior to the date hereof.

Section 4.08    Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademarks, trade names, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

Section 4.09    Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened, in each case which would have a Material Adverse Effect.

Section 4.10    Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, in each case except where such noncompliance or nonreceipt would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.11    Title. Except as set forth in the SEC Documents, the Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

Section 4.12    Insurance. The Company and each of its subsidiaries are insured against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.13    Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except in each instance which would not have a Material Adverse Effect.

Section 4.14    Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.15    No Material Adverse Breaches, etc. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect on the business, properties, operations, financial condition or results of operations of the Company or its subsidiaries, taken as a whole.

Section 4.16    Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.17    Subsidiaries. Except as disclosed in the SEC Documents, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

Section 4.18    Tax Status. Except as disclosed in the SEC Documents and subject to valid extensions, the Company and each of its subsidiaries has made or filed all material federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.19    Certain Transactions. Except as set forth in the SEC Documents none of the officers or directors of the Company is presently a party to any transaction with the Company which individually or in the aggregate would be material, (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.20    The Shares. The Shares have been duly authorized and, when issued, delivered and paid for pursuant to this Agreement, will be validly issued and fully paid and non-assessable, free and clear of all encumbrances and will be issued in compliance with all applicable United States federal and state securities laws; the capital stock of the Company, including the Common Stock, conforms in all material respects to the description thereof contained in the Registration Statement and the Common Stock, including the Shares, will conform to the description thereof contained in the Prospectus as amended or supplemented. Neither the stockholders of the Company, nor any other person or entity have any preemptive rights or rights of first refusal with respect to the Shares or other rights to purchase or receive any of the Shares or any other securities or assets of the Company, and no person has the right, contractual or otherwise, to cause the Company to issue to it, or register pursuant to the Securities Act, any shares of capital stock or other securities or assets of the Company upon the issuance or sale of the Shares. The Company is not obligated to offer the Shares on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, or agents.

Section 4.21    Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it may not be able to request Advances under this Agreement if the Registration Statement ceases to be effective or if any issuances of Common Stock pursuant to any Advances would violate any rules of the Principal Market.

Article V

Indemnification

The Investor and the Company covenant to the other the following with respect to itself:

Section 5.01    Indemnification by the Company. The Company agrees to indemnify and hold harmless the Investor and the Investor’s affiliates, directors, officers, employees and agents and each person who controls the Investor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Prospectus, or in any Prospectus Supplement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein.

Section 5.02    Indemnification by the Investor. The Investor agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity to the Investor, but only with reference to written information relating to such Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity.

Section 5.03    Notice of Claim. Promptly after receipt by an indemnified party under this Article V of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article V, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 5.01 or Section 5.02 above unless and to the extent the indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 5.01 or Section 5.02 above. In the case of parties indemnified pursuant to Section 5.01 above, counsel to the indemnified parties shall be selected by the Company, and, in the case of parties indemnified pursuant to Section 5.02 above, counsel to the indemnified parties shall be selected by the Investor. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement (whether or not the indemnified parties are actual or potential parties to such claim or action) unless (i) such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) such settlement, compromise or consent does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Section 5.04    Contribution. In the event that the indemnity provided in Section 5.01, Section 5.02 or Section 5.03 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Investor severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Investor may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Investor on the other from transactions contemplated by this Agreement. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Investor severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Investor on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by it, and benefits received by the Investor shall be deemed to be equal to the total discounts received by the Investor. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Investor on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Investor agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Article V shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 5.04, the Investor shall not be required to contribute any amount in excess of the amount by which the Purchase Price or Big Advance Purchase Price, as applicable, for Shares actually purchased pursuant to this Agreement exceeds the amount of any damages which the Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Article V, each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each director, officer, employee and agent of the Investor shall have the same rights to contribution as the Investor, and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 5.04.

Section 5.05    Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified person at law or in equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive termination.

Article VI

Covenants of the Company

Section 6.01    Effective Registration Statement. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Stock shall cease to be authorized for listing on the Principal Market, (iii) the Common Stock ceases to be registered under Section 12(b) of the Exchange Act, or (iv) the Company fails to file in a timely manner reports and other documents required of it as a reporting company under the Exchange Act.

Section 6.02    Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

Section 6.03    Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will notify the Investor promptly, and confirm in writing, upon its becoming aware of the occurrence of any of the following events: (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement, the Prospectus, or for any additional information relating to the Registration Statement or Prospectus; (ii) the issuance by the SEC or any other Federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus, or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act or any other law; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Advance Notice during the continuation of any of the foregoing events.

Section 6.04    Prospectus Delivery. The Company agrees that on such dates as the Securities Act shall require, the Company will file a prospectus supplement or other appropriate form as determined by counsel with the SEC under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, within the relevant period, the amount of Shares sold to the Investor, the net proceeds to the Company and the discount paid by the Investor with respect to such Shares. The Company shall provide the Investor a reasonable opportunity to comment on a draft of each such Prospectus Supplement (and shall give due consideration to all such comments) and shall deliver or make available to the Investor, without charge, an electronic copy of each form of Prospectus Supplement, together with the Base Prospectus. The Company consents to the use of the Prospectus (and of any Prospectus Supplement thereto) in accordance with the provisions of the Securities Act and with the securities or “blue sky” laws of the jurisdictions in which the Shares may be sold by the Investor, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company and its counsel is required to be set forth in the Prospectus or should be set forth therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other applicable law or regulation, the Company shall forthwith prepare and file with the SEC an appropriate Prospectus Supplement to the Prospectus and shall expeditiously furnish or make available to the Investor an electronic copy thereof.

Section 6.05    Listing of Shares. The Company will use commercially reasonable efforts to cause the Shares to be listed on the Principal Market and to qualify the Shares for sale under the securities laws of such jurisdictions as the Investor designates; provided that the Company shall not be required in connection therewith to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

Section 6.06    Consolidation; Merger. The Company shall notify the Investor prior to the Company effecting any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity (a “Consolidation Event”).

Section 6.07    Issuance of the Company’s Common Stock. The sale of the Common Stock hereunder shall be made in accordance with the provisions and requirements of the Securities Act and any applicable state securities law.

Section 6.08    Use of Proceeds. The Company shall use the net proceeds from this offering as disclosed in the Prospectus.

Section 6.09    Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors, (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Financial Industry Regulatory Authority, Inc. Corporate Finance Department.

Section 6.10    Big Advance Sales. Concurrent with any Big Advance Sales, the Company will notify the Investor of such Big Advance Sale.

Section 6.11    Current Report. Promptly after the date hereof (and prior to the Company delivering an Advance Notice to the Investor hereunder), the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the transaction contemplated hereby required to be disclosed therein (collectively, the “Initial Disclosure”).

Section 6.12    Compliance With Laws. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

Section 6.13    Comfort Letters. At the request of the Investor and within a reasonable period of time after (i) the date hereof, (ii) the date the Registration Statement or the Prospectus shall be amended (other than (1) in connection with the filing of a prospectus supplement that contains solely the information required pursuant to Section 6.04 hereof, (2) in connection with the filing of any report or other document under Section 13, 14 or 15(d) of the Exchange Act or (3) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock)) (each such date, a “Registration Statement Amendment Date”) and (iii) the date of filing or amending each Annual Report on Form 10-K for a period in which an Advance was delivered pursuant to this Agreement and which are incorporated by reference in the Registration Statement (each such date, a “Company Periodic Report Date”), the Company will request that its independent accountants furnish to the Investor a letter, dated the date hereof, the Registration Statement Amendment Date or the Company Periodic Report Date, as the case may be, in form and substance reasonably satisfactory to the Investor, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company.

Section 6.14    Opinion of Counsel. Prior to the date of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in the form attached hereto as Exhibit E.

Section 6.15    Certain Agreements. Upon giving an Advance Notice that relates to a Big Advance, the Company will not and will cause its subsidiaries not to enter into or be party to any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order pursuant to which there would be a conflict or default (or an event which with notice or lapse of time or both would become a default) under, or which others would have any right of termination, amendment, acceleration or cancellation of as a result of the Company’s execution, delivery and performance of this Agreement (including, without limitation, the issuance of Shares or the payment of cash in settlement of a Big Advance).

Section 6.16    Sufficiency of Reserve. During the Commitment Period the Company will not deliver an Advance Notice relating to a Big Advance unless the Company reasonably believes that the Big Advance Share Reserve will be sufficient to satisfy that Daily Share Allocations for each Big Advance Settlement Date relating to such Big Advance.

Article VII

Conditions for Advance and Conditions to Closing

Section 7.01    Conditions Precedent to each Advance. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance is subject to the satisfaction, on each such Advance Pricing Date, Advance Settlement Date, Big Advance Settlement Date and/or Big Advance Repayment Date (each a “Condition Satisfaction Date”), of each of the following conditions:

(a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects.
(b)

Registration of the Common Stock with the SEC. The Registration Statement is effective and the Company is not aware of any of the events set forth in Section 6.03 hereof. The Initial Disclosure shall have been filed with the SEC, all Prospectus Supplements shall have been filed with the SEC, as required pursuant to Section 6.04 in connection with all prior Advances, and an electronic copy of such Prospectus Supplement together with the Base Prospectus shall have been delivered or made available to the Investor. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required of a “reporting company” under the Exchange Act and applicable SEC regulations.

(c)

Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of the shares of Common Stock, or shall have the availability of exemptions therefrom. The sale and issuance of the shares of Common Stock shall be legally permitted by all laws and regulations to which the Company is subject.

(d)

No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the SEC or any other federal or state governmental, administrative or self regulatory authority during the period of effectiveness of the Registration Statement, the response to which would require any amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required.

(e)

Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(f)

No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

(g)

No Suspension of Trading in or Delisting of Common Stock. The Common Stock is trading on the Principal Market and all of the Shares issuable pursuant to an Advance Notice shall have been approved for listing on the Principal Market (and the Company believes, in good faith, that trading of the Common Stock on the Principal Market will continue uninterrupted for the foreseeable future). The issuance of shares of Common Stock with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any notice threatening the continued listing of the Common Stock on the Principal Market.

(h)

Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to such Advance Notice.

(i)	Consolidation Event. There shall not have been a Consolidation Event.
(j)

Executed Advance Notice. The Investor shall have received the Advance Notice in compliance with the Advance parameters set forth in Section 2.01(a) executed by an officer of the Company and the representations contained in such Advance Notice shall be true and correct as of each Condition Satisfaction Date.

Section 7.02    Conditions Precedent to each Big Advance. In addition to the conditions set forth in Section 7.01, the obligations of the Investor hereunder with respect to a Big Advance is subject to the determination by the Investor, in its sole discretion, that there has not been a Material Adverse Change. If the Investor in its sole discretion determines that there has been a Material Adverse Change, it shall provide written notice of such to the Company prior to the Big Advance Funding Date. For the avoidance of doubt, the determination by the Investor that there has been a Material Adverse Change will not affect the Company’s right to make Advances other than Big Advances and will not preclude the Company from time to time requesting other Big Advances.

Article VIII

Non-Disclosure of Non-Public Information

Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information in violation of the Exchange Act or Securities Act to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Article VIII shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Article IX

Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

Article X

Assignment; Termination

Section 10.01  Assignment. Neither this Agreement nor any rights or obligations of either party hereunder may be assigned to any other Person.

Section 10.02	Termination.
(a)

Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the date that is 24 months from the Effective Date, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of the Commitment Amount.

(b)

The Company may terminate this Agreement at any time upon prior written notice to the Investor; provided that upon such termination (i) there are no Advances outstanding, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. In the event of any termination of this Agreement by the Company hereunder, so long as the Investor owns any shares of Common Stock issued hereunder, unless all of such shares of Common Stock may be resold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144, the Company shall not suspend or withdraw the Registration Statement or otherwise cause the Registration Statement to become ineffective (provided that the Company continues to meet the requirements for the use of Form S-3 under the Securities Act, or any successor form, for the offering of the Shares), or voluntarily delist the Common Stock from the Principal Market without listing the Common Stock on another trading market.

(c)

The obligation of the Investor to make an Advance to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Settlement Date that has not yet occurred) in the event that there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of 50 Trading Days, other than due to the acts of the Investor, during the Commitment Period, provided, however, that this termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to such Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC.

(d)

Nothing in this Section 10.02 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Sections 5.01 and 5.02 shall survive termination hereunder.

Article XI

Notices

Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) 3 days after being sent by U.S. certified mail, return receipt requested, or (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications, except for Advance Notices which shall be delivered in accordance with Section 2.01 hereof, shall be:

If to the Company, to:	Cedar Shopping Centers, Inc. 44 South Bayles Avenue Port Washington, NY 11050
	Attention: Telephone: Facsimile: Email:	Leo S. Ullman (516) 944-4525 (516) 767-6497 lsu@cedarshoppingcenters.com

With a copy to:	Martin H. Neidell, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038
	Telephone: Facsimile: Email:	(212) 806-5836 (212) 806-7836 mneidell@stroock.com

If to the Investor(s):	YA Global Master SPV Ltd. 101 Hudson Street –Suite 3700 Jersey City, NJ 07302
	Attention: Telephone: Facsimile:	Mark Angelo Portfolio Manager (201) 985-8300 (201) 985-8266

With a copy to:	David Gonzalez, Esq. 101 Hudson Street – Suite 3700 Jersey City, NJ 07302
	Telephone: Facsimile:	(201) 985-8300 (201) 985-8266

Each party shall provide 5 days’ prior written notice to the other party of any change in address or facsimile number.

Article XII

Miscellaneous

Section 12.01  Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause two additional original executed signature pages to be physically delivered to the other party within five days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

Section 12.02  Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.03  Brokerage. Other than the Placement Agent, each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 12.04  Confidentiality. If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.

Section 12.05  Integration. This Agreement, along with any exhibits or amendments hereto, encompasses the entire agreement of the parties and supersedes all previous understandings and agreements between the parties, whether oral or written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
CEDAR SHOPPING CENTERS, INC.

By:	/s/ Leo S. Ullman
Name:	Leo S. Ullman
Title:	Chairman, President and CEO

INVESTOR:
YA GLOBAL MASTER SPV LTD.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:	Member

The undersigned hereby and absolutely unconditionally guarantee the performance and obligations of the Investor hereunder.

YA Global Investments, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:	Member

YA Global Investments II, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:	Member

EXHIBIT A

ADVANCE NOTICE

CEDAR SHOPPING CENTERS, INC.

The undersigned, _______________________ hereby certifies, with respect to the sale of shares of Common Stock of CEDAR SHOPPING CENTERS, INC. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to the Standby Equity Purchase Agreement (the “Agreement”), as follows:

1.	The undersigned is the duly elected ______________ of the Company.

2.   The Company has performed in all material respects all covenants and agreements to be performed by the Company and has complied in all material respects with all obligations and conditions contained in this Agreement on or prior to the Advance Pricing Date, and shall continue to perform in all material respects all covenants and agreements to be performed by the Company through the Advance Settlement Date or the last Big Advance Settlement Date, as applicable. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof. Since the date of the Company’s last financial statements there has been no Material Adverse Change.

3.	The Big Advance/Advance requested is _____________________.

4.   This is a Big Advance and Net Advance Amount is requested on the Up Front Big Advance Funding Date/Delayed Big Advance Funding Date (circle one).

5.   4.99% of the outstanding common stock of the Company as of the date hereof is ________________.

The undersigned has executed this Certificate this ____ day of _________________.

CEDAR SHOPPING CENTERS, INC.

By:
Name:
Title:

Please deliver this Advance Notice by mail, e-mail or facsimile with a follow up phone call to:

     Yorkville Advisors, LLC

     101 Hudson Street, Suite 3700, Jersey City, NJ  07302

     Fax: (201) 946-0851

     Attention: Trading Department and Compliance Officer

     Confirmation Telephone Number: (201) 985-8300 ext 129.

     E-mail: jhalady@yorkvilleadvisors.com AND sgoldstein@yorkvilleadvisors.com

EXHIBIT B

BIG ADVANCE RESERVE CONFIRMATION

Capitalized terms used but not defined herein have the meaning given thereto in the Standby Equity Purchase Agreement (the “Agreement”), dated _________, 2009 between YA GLOBAL MASTER SPV, LTD. and CEDAR SHOPPING CENTERS, INC. (the “Company”).

1.   The undersigned, _______________________ hereby certifies, with respect to the creation of the Big Advance Share Reserve and pursuant to the Agreement, as follows:

2.	The undersigned is the duly elected ______________ of the Company.

3.   On ____________, the Company delivered a Big Advance for $______________. 150% of the Big Advance Amount is ______________.

4.   The average VWAP over the 5 Trading Day period prior to the Big Advance Share Reserve Creation Date for the above referenced Big Advance is ___________.

5.   The Big Advance Share Reserve for the above referenced Big Advance is ______________ shares of Common Stock.

6.	The Company hereby represents and warrants that:
•	it has taken all actions necessary to reserve and has reserved or caused to be reserved the Big Advance Share Reserve;
•	the creation of the Big Advance Share Reserve has been duly authorized by the Board and no further consent or authorization is required by the Company, its Board or its stockholders; and
•

it has sufficient authorized and unissued shares of Common Stock available to create the Big Advance Share Reserve after considering all other commitments that may require the issuance of Common Stock.

The undersigned has executed this Certificate this ____ day of _________________.

CEDAR SHOPPING CENTERS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF SETTLEMENT DOCUMENT

VIA EMAIL & FACSIMILE

Cedar Shopping Centers, Inc.

Attn:

Fax:	______________________
Email:	______________________

Below please find the settlement information with respect to the Advance Notice dated:

(1)	(i) Amount of Advance:	$
	(ii) Amount of Advance after adjusting for Ownership Limitation and Registration Limitation, if applicable:	$
	(iii) Net Advance Amount	$

(2)	Market Price (VWAP for the Common Stock on the Advance Pricing Date)	$

(3)	Purchase Price (Market Price X 98.25%)	$

(4)	Number of Shares due to Investor (Amount of Advance set forth in 1(ii)/Purchase Price)

Please issue the number of Shares due to the Investor to the account of the Investor as follows:

DTC/DWAC Instructions YA Global Master SPV, Ltd Blue Trading, DTC Participant No.: 0158 (Ridge) Account No.: 72 118 101

Sincerely,

YA GLOBAL MASTER SPV LTD.

Approved By Cedar Shopping Centers, Inc.:

Name:

EXHIBIT D

FORM OF BIG ADVANCE SETTLEMENT DOCUMENT

VIA EMAIL & FACSIMILE

Cedar Shopping Centers, Inc.

Attn:

Fax:	______________________
Email:	______________________

Below please find the settlement information with respect to the ___________ (first, second, etc.) Big Advance Settlement Date relating to the Advance Notice dated:

(1)	(i) Big Advance Amount:	$
	(ii) Big Advance Amount after adjusting for Ownership Limitation and Registration Limitation, if applicable:	$
	(iii) Allotted Amount	$

(2)	Market Price (VWAP for the Common Stock on the Trading Day prior to the Big Advance Settlement Date)	$

(3)	Big Advance Purchase Price (Market Price X 97.25%)	$

(4)	Number of Shares due to Investor for this Big Advance Settlement Date

(5)	Cumulative Number of Shares issued to the Investor pursuant to this Big Advance

Please issue the number of Shares due to the Investor to the account of the Investor as follows:
DTC/DWAC Instructions YA Global Master SPV, Ltd Blue Trading, DTC Participant No.: 0158 (Ridge) Account No.: 72 118 101

Sincerely,

YA GLOBAL MASTER SPV LTD.

Approved By Cedar Shopping Centers, Inc.:

Name:

EXHIBIT E

FORM OF OPINION

1.         The Company is a corporation validly existing and in good standing under the laws of the State of Maryland, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company’s latest Form 10-K or 10-Q filed by the Company under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations of the SEC thereunder (the “Public Filings”) and to enter into and perform its obligations under the Standby Equity Purchase Agreement (the “Agreement”).

2.         The Company has the requisite corporate power and authority to enter into and perform its obligations under the Agreement and to issue the Shares in accordance with their terms. The execution and delivery of the Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Agreement has been duly executed and delivered by the Company, and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.         The Shares are duly authorized and, upon issuance in accordance with the terms of the Agreement, will be duly and validly issued, fully paid and nonassessable, free of any liens, encumbrances and preemptive or similar rights contained, to our knowledge, in any agreement filed by the Company as an exhibit to the Company’s Public Filings.

4.         The execution, delivery and performance of the Agreement by the Company (other than performance by the Company of its obligations under the indemnification sections of the Agreement, as to which no opinion need be rendered) will not (i) result in a violation of the Company’s Certificate of Incorporation or By-Laws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or indenture filed by the Company as an exhibit to the Company’s Public Filings; or (iii) to our knowledge, result in a violation of any federal law, rule or regulation, order, judgment or decree applicable to the Company.

5.         To our knowledge without independent investigation and other then as set forth in the Public Filings, there are no legal or governmental proceedings pending to which the Company is a party or of which any property or assets of the Company is subject which is required to be disclosed in any Public Filings.